POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS:

WHEREAS, Builders Fixed Income Fund, Inc., a corporation organized under the laws of the State of Maryland (hereinafter referred to as the “Fund”), periodically will file pre-and post-effective amendments to its Registration Statement on Form N-1A with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 as amended, and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is a director of the Fund;

NOW, THEREFORE, the undersigned hereby constitutes and appoints John W. Stewart, his attorney for him and in his name, place and stead, and in his office and capacity in the Fund, to execute and file any amendment(s) to the Fund’s Registration Statement, hereby giving and granting to said attorney full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 30 day of April 2004.

Bobby J. Yeggy

STATE OF Indiana	)
)
COUNTY OF St. Joseph	)

On April 30, 2004 before me appeared Bobby J. Yeggy, known to me personally, and stated that he executed the foregoing instrument for purposes therein contained, by signing his name.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

(NOTARIAL SEAL)	Notary Public
My Commission expires:

MAROLYN M. MILLAR
Notary Public, State of Indiana
County of St. Joseph
My Commission Expires Aug. 11, 2006